Exhibit 10.1

Stepan Company
Supplemental Savings and Investment Retirement Plan
(Amended and Restated Effective as of January 1, 2019)

Stepan Company Supplemental Savings and Investment Retirement Plan
(Amended and Restated Effective as of January 1, 2019)

Contents

SectionPage

Article I	The Plan1
1.1	Establishment and Amendment of the Plan1
1.2	Applicability of Plan1
1.3	Purpose of the Plan1
1.4	Nonqualified Plan1
Article II	Definitions2
2.1	Definitions2
2.2	Gender and Number4
Article III	Participation and Service5
3.1	Participation5
3.2	Duration of Participation5
Article IV	Supplemental Benefits6
4.1	Supplemental Benefit6
4.2	Discretionary Benefits6
4.3	Vesting of Accounts6
4.4	Earnings on Account7
4.5	Form and Timing of Benefit Payments7
4.6	Beneficiary8
4.7	Accounts8
4.8	Withholding Taxes8
Article V	Administration9
5.1	Plan Administrator9
5.2	Plan Committee9
5.3	Allocation and Delegation of Committee Responsibilities and Powers9
5.4	Rules9
5.5	Administration9
5.6	Accounts and Records10
5.7	No Enlargement of Employee Rights10
5.8	Appeals from Denial of Claims10
5.9	Notice of Address and Missing Persons11
5.10	Data and Information for Benefits11
5.11	Indemnity for Liability11
5.12	Effect of a Mistake12
5.13	Self Interest12

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Stepan Company Supplemental Savings and Investment Retirement Plan
(Amended and Restated Effective as of January 1, 2019)

Contents

SectionPage

Article VI	Miscellaneous13
6.1	Amendment and Termination13
6.2	Incompetency13
6.3	Nonalienation13
6.4	Applicable Law14
6.5	Severability14
6.6	Notice14
6.7	Costs of the Plan14
6.8	Successors14
6.9	Source of Payments14
6.10	Counterparts15
6.11	Section 409A of the Code15
6.12	Timing of Payments15

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Article IThe Plan

1.1	Establishment and Amendment of the Plan

Stepan Company, a Delaware corporation, established a supplemental profit sharing plan for the benefit of certain of its Employees, effective as of January 1, 1994, known as the “Stepan Company Supplemental Profit Sharing Plan.”  That plan is hereby amended, restated and renamed the Stepan Company Supplemental Savings and Investment Retirement Plan, effective as of January 1, 2019.

1.2	Applicability of Plan

The provisions of this Plan as set forth herein are applicable only to the Employees of the Company in current employment on or after January 1, 2019.  For those employees of the Company who terminated employment prior to January 1, 2019, the terms of the Plan as in effect on the date of each such employee’s termination date shall control.

1.3	Purpose of the Plan

The purpose of the Plan is to enable Participants to receive benefits to which such Participants would have been entitled under the Stepan Company Savings and Investment Retirement Plan but for the limitations of sections 401(a)(17) and 415 of the Code.

1.4	Nonqualified Plan

This Plan is intended to be an unfunded deferred compensation plan for a select group of highly compensated Employees and is not intended to be a qualified plan under section 401(a) of the Code.  All benefits payable hereunder shall be paid from the general assets of the Company, and Members and Beneficiaries shall not have any greater rights to such assets than other general creditors of the Company.

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Article IIDefinitions

2.1	Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein, and when the defined meaning is intended the term is capitalized.

(a)

“Account” means the separate bookkeeping account maintained for each Member which represents the Member’s total credits under the Plan as of any Valuation Date, divided into two sub-accounts: SubAccount A and Sub-Account B.  Sub-Account A consists of the sum of (i) such Member’s Account balance at June 30, 2006, (ii) such Member’s credits under Section 4.1 attributable to Profit Sharing Contributions under the Qualified Plan, and (iii) earnings (pursuant to Section 4.4) on such credits. Sub-Account B consists of credits under Section 4.1 attributable to all other Company contributions under the Qualified Plan, and earnings (pursuant to Section 4.4) on such credits.  The Plan Administrator may utilize additional sub-accounts for administrative purposes such as tax purposes and aiding in accurate recordkeeping.

(b)

“Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “Separation from Service” below, in applying Code Section 1563(a)(l), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(l), (2) and (3), and in applying Treasury Reg.§ l.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.

(c)	“Beneficiary” means a Beneficiary as described in Section 4.6.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Change in Control” shall be deemed to exist on the date on which either of the following events will have occurred:
(1)

A third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) shares of capital stock of

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the Company having 30 percent or more of the total voting power of the Company; or
(2)

As a result of any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, a majority of members of the Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election.

(f)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
(g)	“Committee” means the person or persons appointed to administer the Plan as described in Section 5.2.
(h)	“Company” means Stepan Company, a Delaware Corporation.
(i)	“Employee” means any person who is employed by the Company.
(j)	“Member’’ means a Participant, or a former Participant who still has an Account balance in the Plan.
(k)	“Participant” means any Employee of the Company who has met and continues to meet the eligibility requirements of the Plan as set forth in Section 3.1.
(l)	“Plan” means the Stepan Company Supplemental Savings and Investment Retirement Plan, as provided herein and as subsequently amended from time to time.
(m)	“Plan Administrator” means the Company.
(n)	“Plan Year” means the 12-consecutive-month period ending each December 31.
(o)	“Qualified Plan” means the Stepan Company Savings and Investment Retirement Plan and the Stepan Company Employee Stock Ownership Plan II, each as amended from time to time.
(p)

“Separation from Service” means in respect of a Member, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement, death or other reason. For purposes of applying the definition of “separation from service” under Section 409A, if the Member is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous

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period of not less than six months, where such impairment causes the Member to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a Separation from Service shall be deemed to occur after the expiration of 29 months of sick leave unless the Member retains the right to reemployment under an applicable statute or by contract.

(q)

“Specified Employees” means, during the 12-month period beginning on each April 1st, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(l )(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Member who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Member’s Separation from Service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

(r)	“Valuation Date” means the last business day of each calendar quarter, and such other dates as determined by the Company pursuant to a nondiscriminatory policy.
2.2	Gender and Number

Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and neuter pronoun, and the singular shall include the plural.

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Article IIIParticipation and Service

3.1	Participation

A salaried Employee of the Company shall become a Participant in the Plan as of the first day he becomes both (a) a Company officer or a departmental vice president and (b) a participant in the Qualified Plan.

3.2	Duration of Participation

A Participant shall continue to be a Participant until the Participant terminates employment with the Company; thereafter, the Participant shall be a Member for as long as the Participant has an Account balance in the Plan.

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Article IVSupplemental Benefits

4.1	Supplemental Benefit

For each Plan Year in which an Employee is a Participant, the Company will credit to each Participant’s Account an amount equal to (a) minus (b) where—

(a)

is the amount which would have been credited to the Member’s account under the Qualified Plan from employer contributions for such year had the amounts not been limited by sections 415 and 401(a)(17) of the Code; and

(b)	is the aggregate amount which actually is credited to the Member’s account under the Qualified Plan.
(c)	Notwithstanding the foregoing:
(1)	For purposes of (a) above, “employer contributions” will not include any salary reduction contributions by such Member to the Qualified Plan pursuant to Section 401(k)(2)(A) of the Code; and
(2)	For purposes of (b) above, amounts actually credited to such Member’s account under the Qualified Plan will not include any such salary reduction contributions.
(3)

The term “account” for purposes of this Section 4.1 will mean all of a Member’s accounts and subaccounts under the Qualified Plan, excluding any account attributable to such Member’s salary reduction contributions to the Qualified Plan pursuant to Section 401(k)(2)(A) of the Code.

4.2Discretionary Benefits

The Board (or its delegate) shall have the authority to provide any discretionary supplementary or additional benefit pursuant to the Plan to a Member at any time after the Member ceases to be an Employee.

4.3	Vesting of Accounts
(a)

Each Member’s interest in the portion of such Member’s Sub-Account A, or any other sub-account, that is attributable to Profit Sharing Contributions under the Qualified Plan (and earnings on such amounts pursuant to Section 4.4) will be fully vested and nonforfeitable (i) following the completion of two Years of Service, as that term is defined in the Qualified Plan, (ii) upon reaching the Member’s Normal Retirement Age, as that term is defined in the Qualified Plan, (iii) upon the Participant incurring a Disability, as that term is defined in the Qualified Plan, while

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still an Employee, or (iv) upon the Member’s death while still an Employee.
(b)

Each Member’s interest in (i) the portion of such Member’s Sub-Account A that is not attributable to Profit Sharing Contributions under the Qualified Plan (and earnings on such amounts pursuant to Section 4.4), (ii) the Member’s Sub-Account B and (iii) the portion of any other sub-account that is not attributable to Profit Sharing Contributions under the Qualified Plan (and earnings on such amounts pursuant to Section 4.4), in each case will at all times be fully vested and nonforfeitable.

4.4	Earnings on Account

A Member’s Account under this Article IV will be credited with the same rate(s) of earnings as are Company contributions under the Qualified Plan (other than salary reduction contributions pursuant to Section 401(k)(2)(A) of the Code).

The Company shall not be required to direct that any amount credited to a Member’s Account actually be invested in the same funds as Company contributions under the Qualified Plan.  Rather, such accruals shall be tracked as bookkeeping accounts, as if the investments corresponding to those made by each Member under the Qualified Plan were actually made under this Plan, at the same time, and in the same proportionate amounts as elected under the Qualified Plan.

The administration of such accruals under this Plan shall be the responsibility of the Committee or its designate, and shall be conducted according to such rules, procedures, and determinations as the Committee (or the Committee’s designate), at its sole discretion, deems appropriate.  Members and their beneficiaries shall have no right to direct the actual investment of any funds subject to this Plan.

4.5	Form and Timing of Benefit Payments

Benefits payable under this Article IV attributable to the Member’s Account shall be payable in a lump sum within 90 days following the earlier to occur of: (a) the Member’s Separation from Service, or (b) a Change in Control. The actual date of payment within such 90-day period shall be determined by the Company in its sole discretion, and neither the Member nor his or her Beneficiary shall have the right to designate the taxable year of payment.  Notwithstanding the foregoing, if payment to a Member is made on account of the Member’s Separation from Service and the Member is a Specified Employee as of the date of Separation from Service, then any amount that is payable to the Member shall be paid instead to the Member in a lump sum on the earlier of (x) the first day of the seventh month following the Member’s Separation from Service and (y) the date of the Member’s death.

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4.6	Beneficiary

Each Member shall be entitled to designate one or more beneficiaries of the Member under this Plan.  Such beneficiary may or may not be the same as those named by the Member under the Qualified Plan.  All designations shall be signed by the Member and shall be in such form as prescribed by the Committee or its designate.  Each designation shall be effective as of the date received by the Company.

Members may change their designations of beneficiary on such form as prescribed by the Committee or its designate.  The payment of account balances under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Member and delivered by the Member to the Company prior to the Member’s death.

In the event that all the beneficiaries named by a Member pursuant to this Section 4.6 predecease the Member, the amounts that would have been paid to the Member or the Member’s beneficiaries under this Plan shall be paid to the Member’s estate.

In the event a Member does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Member or the Member’s beneficiaries under the Plan shall be paid to the Member’s estate.

4.7	Accounts

The Company shall establish and maintain separate individual bookkeeping accounts for Company benefits accrued hereunder and earnings accruals corresponding to such Company credits attributable to the Member pursuant to Section 4.1 herein.  Such accounts shall be administered according to such rules and procedures as the Committee (or its designate), at its sole discretion, deems appropriate.

4.8	Withholding Taxes

The Company may withhold from a Member’s compensation and from any payment under this Plan any taxes required to be withheld with respect to contributions or benefits under this Plan.  Notwithstanding any other provision of the Plan (including, without limitation, Sections 6.11 and 6.12), the Company does not guarantee any particular tax result for any Member or Beneficiary with respect to participation in or payments under the Plan, and each Member or Beneficiary shall be responsible for any taxes imposed on the Member or Beneficiary with respect to such participation or payments under the Plan.

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Article VAdministration

5.1	Plan Administrator

The Plan Administrator shall be responsible for the general administration of the Plan and for carrying out the provisions thereof, except to the extent that such responsibility has been allocated or delegated in or pursuant to any other provision hereof or by action of the Board.

5.2	Plan Committee

The authority to control and manage the operation and administration of the Plan is vested in an administrative Committee.  The Committee shall consist of one or more individual members as the Board may appoint from time to time.  If there are no members of the Committee, the Board shall constitute the Committee.

5.3	Allocation and Delegation of Committee Responsibilities and Powers

In exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation and the acceptance thereof by the Committee member or delegate shall be in writing and may be revoked at any time.

5.4	Rules

Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time in its discretion to adopt bylaws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.

5.5	Administration

The Committee shall be responsible for the administration of the Plan on behalf of the Plan Administrator.  The Committee shall have all such powers as may be necessary or appropriate to carry out the provisions hereof and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business.  In making any such determination or rule, the Committee shall pursue uniform policies as from time to time established by the Committee and shall not discriminate in favor of or against any Member.  The Committee shall have the exclusive and absolute discretion to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan.  The Committee shall have the exclusive and absolute discretion to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities,

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inconsistencies or omissions, by general rule or particular decision.  All findings of fact, determinations, interpretation, and decisions of the Committee shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

5.6	Accounts and Records

The Accounts and records of the Plan shall be maintained by the Committee (or its designee) and shall accurately disclose the status of the Accounts of each Member or each Member’s Beneficiary in the Plan.

Each Member shall be advised from time to time, at least once annually during each Plan Year, as to the status of the Member’s Account.

5.7	No Enlargement of Employee Rights

Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge or retire any Employee at any time.

5.8	Appeals from Denial of Claims

If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing within a reasonable period of time after receipt of the claim by the Plan (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable) by registered or certified mail of such denial, written in a manner calculated to be understood by the claimant, setting forth the following information:

(a)	the specific reasons for such denial;
(b)	specific reference to pertinent Plan provisions on which the denial is based;
(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)	an explanation of the Plan’s claim review procedure.

The claimant also shall be advised that he or his duly authorized representative may request a review by the Committee of the decision denying the claim by filing with the Committee, within 60 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents, and submit issues and comments in writing within the same 60-day period.  If such request is so filed, such review shall be made by the Committee

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within 60 days after receipt of such request, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified within the original 60-day period and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  The Member or Beneficiary shall be given written notice of the decision resulting from such review, which notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

5.9	Notice of Address and Missing Persons

Each person entitled to benefits under the Plan must file with the Committee or its designee, in writing, his post office address and each change of post office address.  Any communication, statement or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Plan Administrator, the Committee nor the Company shall be obliged to search for or ascertain his whereabouts.  In the event that such person cannot be located, the Committee may direct that payment of such benefit with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Member or Beneficiary prior to termination of the Plan, the benefits shall be paid in accordance with Article IV.

5.10	Data and Information for Benefits

The Company shall furnish to the Committee such data and information as may be required.  The records of the Company as to a Member’s period of employment, termination of employment and reasons therefor, leave of absence, reemployment and Compensation shall be presumed to be accurate unless determined to be incorrect.  All persons claiming benefits under the Plan must furnish to the Committee or its designated agent such documents, evidence, or information as the Committee or its designated agent consider necessary or desirable for the purpose of administering the Plan; and such person must furnish such information promptly and sign such documents as the Committee or its designated agent may require before any benefits become payable under the Plan.

5.11	Indemnity for Liability

The Committee and the individual members thereof and any employees to whom the Committee has delegated responsibility in accordance with Section 5.3 shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by, or asserted against the Committee, its members, or such Employees by reason of the performance of a Committee function if the Committee, such members or Employees did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.

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5.12	Effect of a Mistake

In the event of a mistake or misstatement as to the eligibility, participation or service of any Member, or the amount of payments made or to be made to a Member or Beneficiary, the Committee shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of such amounts of payments as will in its sole judgment result in the Member or Beneficiary receiving the proper amount of payments under this Plan.

5.13	Self Interest

A member of the Committee who is also a Member shall not vote on any question relating specifically to himself.

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Article VIMiscellaneous

6.1	Amendment and Termination
(a)	The Company does hereby expressly and specifically reserve the sole and exclusive right at any time by action of the Board to amend, modify or terminate the Plan.
(b)

While the Company contemplates carrying out the provisions of the Plan indefinitely with respect to its Employees, the Company shall not be under any obligation or liability whatsoever to maintain the Plan for any minimum or other period of time.

6.2	Incompetency

Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of such person’s estate has been appointed.  In the event that the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for such person’s affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother, a sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

In the event a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator, provided that proper proof of appointment is furnished in a form and manner suitable to the Committee.

To the extent permitted by law, any payment made under the provisions of this Section 6.2 shall be a complete discharge of liability under the Plan.

6.3	Nonalienation

The benefits payable at any time under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void.  No benefit shall in any manner be liable for or subject to the debts or liabilities of any Member or of any other person entitled to any benefit.

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6.4	Applicable Law

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Illinois to the extent such laws have not been preempted by applicable federal law.

6.5	Severability

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan.

6.6	Notice

Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company.  Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company.  Notice mailed to a Participant shall be at such address as is given in the records of the Company.  Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices sent to a Participant while an Employee may be sent to his Company-provided electronic mail address.

6.7	Costs of the Plan

All costs of implementing and administering the Plan shall be borne by the Company.

6.8	Successors

All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

6.9	Source of Payments

This Plan is unfunded, and the Company will make Plan benefit payments solely on a current disbursement basis.

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6.10	Counterparts

This Plan has been established by the Company and may be executed in any number of counterparts, each of which shall be considered as the original, and no requirements to produce another counterpart shall exist.

6.11	Section 409A of the Code

It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Members. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

6.12	Timing of Payments

Notwithstanding any provision of the Plan to the contrary, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Member or his or her Beneficiary or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be. In addition, payments of a Member’s account may be delayed or accelerated by the Company upon events and conditions as may be provided under Code Section 409A and any regulations or other guidance issued thereunder.

[Signature Page Follows]

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In Witness Whereof, Stepan Company has caused this instrument to be executed by its duly authorized officers as of July 24, 2019, but effective as of January 1, 2019.

Stepan Company /s/ Janet A. Catlett ByJanet A. Catlett ItsVice President and Chief Human Resources Officer
Attest: /s/ David G. Kabbes ByDavid G. Kabbes ItsVice President, General Counsel and Secretary

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